Delek US and Delek Logistics Announce Chief Financial Officer Transition

Brentwood, Tenn., February 25, 2020 – Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) and Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today announced that Mr. Assi Ginzburg, Executive Vice President and Chief Financial Officer, has informed them that he will not renew his employment contract to pursue other opportunities. Assi will remain in his current role until May to ensure a smooth transition. Delek US and Delek Logistics Partners are in the process of identifying Mr. Ginzburg’s replacement.

Regarding the CFO transition, Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US and Chairman and Chief Executive Officer of Delek Logistics GP, the general partner of Delek Logistics, stated, “Delek would not be what it is today without Assi’s invaluable contributions since joining the company in 2004. I wish Assi the best of luck as he has decided to pursue opportunities that will allow him to be closer to his family and I would like to thank his family for their support over the years.”

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 258 convenience stores in central and west Texas and New Mexico.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Jeb Bachmann, Manager of Investor Relations and Market Intelligence, 615-224-1118
Lenny Raymond, Manager of Investor Relations and Market Intelligence, 615-224-0828

Keith Johnson, Vice President of Investor Relations, 615-435-1366

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